EXHIBIT 99.1

Whole Foods Market Reports Fourth Quarter and Fiscal Year 2016 Results

Company Produces Record Sales of $3.5 Billion and Delivers EPS of $0.28; Increases Quarterly Dividend and Provides Targets for Fiscal Year 2017

AUSTIN, Texas, Nov. 02, 2016 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (NASDAQ:WFM) today reported results for the 12-week fourth quarter ended September 25, 2016.  For the quarter, total sales increased to a record $3.5 billion.  Comparable store sales decreased 2.6%.  Net income was $88 million, or 2.5% of sales, and diluted earnings per share were $0.28.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $276 million, or 7.9% of sales, and return on invested capital was 13%.  Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.

During the quarter, the Company produced $352 million in cash flow from operations, invested $195 million in capital expenditures, returned $44 million in quarterly dividends to shareholders, and repurchased $15 million or 0.5 million shares of common stock.  The Company ended the quarter with $1.1 billion of total debt and $1.2 billion of total available capital.

“In a year that presented many headwinds for food retailers, we made measurable progress on positioning our company for continued success while producing industry-leading sales per gross square foot and healthy returns on invested capital,” said John Mackey, co-founder and co-chief executive officer of Whole Foods Market.  “Through our strong balance sheet and robust cash flow, we self-funded our new store development and technology investments and, in keeping with our capital allocation strategy, returned more than $1.1 billion to our shareholders through dividends and share repurchases.”

“Food retailing is evolving at an incredibly fast pace, and consumers have many more options for how and where they buy their food than ever before. At the same time, the market opportunity is expanding as the consciousness about fresh, healthy foods continues to awaken,” said Walter Robb, co-chief executive officer of Whole Foods Market. “Our company mission and commitment to transparency are more relevant and timely than ever, and we will keep innovating and creating environments where people can connect and find a sense of community - in our stores and in the digital world.”

The following table provides information on the Company’s comparable store sales trends for the fourth quarter and for the first five weeks of the 16-week first quarter.  Results for the most recent five weeks may not be indicative of results for the full quarter.

	Comps	Change in Transactions	Change in Basket Size
Q4 ended September 25, 2016	(2.6)%	(4.2)%	1.6	%*
Q1 through October 30, 2016	(1.6)%

*Reflects a 160 basis point increase in items per transaction, with no change in average price per item

LIFO credits totaled $9 million versus $2 million last year, a positive impact of 19 basis points year over year.  Excluding LIFO, gross margin declined 53 basis points to 33.9% driven by increases in cost of goods sold, primarily reflecting the Company’s value efforts, and occupancy costs as a percentage of sales.

Excluding $80 million of asset impairment and restructuring charges in the prior year, SG&A increased five basis points to 29.1% of sales.  A 68 basis point improvement in wages was more than offset by higher marketing, depreciation, healthcare and technology expenses as a percentage of sales.

Fiscal Year Results
For the 52 weeks ended September 25, 2016, total sales increased 2.2% to a record $15.7 billion.  Comparable store sales decreased 2.5%.  Average weekly sales per store were $682,000, translating to sales per gross square foot of approximately $915.  Net income was $507 million, or 3.2% of sales, diluted earnings per share were $1.55, and EBITDA was $1.4 billion, or 8.6% of sales.

Fiscal year 2016 comparable store sales growth and ROIC by age class are presented in the following table.

	Comps	ROIC*	# of Stores	% of Square Footage	Average Age (s.f. weighted)
> 11 years	(3.3)%	97%	194	39%	18 years
5 to 11 years	(3.1)%	54%	105	31%	8 years
< 5 years	0.5%	14%	128	30%	3 years
All comparable stores	(2.5)%	46%	427	100%	10 years

*Defined as store-level income after taxes divided by average invested capital; does not include any as-if effect of capitalizing operating leases.

For the fiscal year, the Company produced $1.1 billion in cash flow from operations and invested $716 million in capital expenditures, resulting in $400 million of free cash flow.  In addition, the Company returned $177 million in quarterly dividends to shareholders, and repurchased $944 million or 31.6 million shares of common stock.  The Company currently has $443 million remaining in repurchase authority.

The Board of Directors today declared an increase in the Company’s quarterly dividend to $0.14 per share from $0.135 per share, representing an annual return to shareholders of approximately $179 million.  The next dividend is payable on January 24, 2017 to shareholders of record as of January 13, 2017.

Progress on Strategic Initiatives:

  More than half way towards two-year $300 million expense reduction goal
  Successful launch of new value format, 365 by Whole Foods Market™
  Sales of over $5 billion in Exclusive Brands, prepared foods and bakery
  Enhanced Whole Foods Market app, including digital coupons and sales flyer
  Pilot of new Rewards program in the Dallas/Fort Worth area
  Over 13 million followers on social media and first grocer to utilize chatbot technology
  Instacart ordering now available through the Whole Foods Market website, offering fresh grocery delivery to more homes in the U.S. than any other food retailer
  New unified point-of-sale system, including EMV technology, across all of our U.S. stores

Growth and Development
In the fourth quarter, the Company opened five stores, including two 365 by Whole Foods Market stores and one relocation.  So far in the first quarter, the Company has opened nine Whole Foods Market stores, including one relocation, expanding into five new markets.  Five additional stores, including one relocation, are expected to open over the remainder of the first quarter.  The fiscal year 2017 store opening schedule is front-end loaded, with up to 22 stores opening in the first half of the year.

The Company recently signed five new leases, including one relocation, and terminated two leases for stores in development.  The Whole Foods Market leases average 49,000 square feet and are located in Long Beach, CA and Denver, CO.  The 365 leases average 28,000 square feet and are located in Redlands, CA; South Lake Tahoe, CA; and Fairfax, VA.

The following table provides additional information about the Company’s new store openings and leases in development for Whole Foods Market and 365 stores scheduled to open through fiscal year 2021.  To be approved, new stores must generally meet an internal Economic Value Added (“EVA®”) hurdle return of cumulatively positive EVA in five years or less.  While the Company’s weighted average cost of capital is currently under 6%, the Company continues to use a more conservative 8% to calculate projected new store returns.

		FY17 YTD	Current Leases Signed:
New Store Information	FY16	Five Weeks	WFM	365	Total
Number of stores (including relocations)	28	9	79	19	98
Relocations	3	1	18	0	18
Percentage in new markets	21%	56%	11%	32%	15%
Total square footage	1,190,000	391,000	3,585,000	551,000	4,136,000

Fiscal Year 2017 Outlook
The Company remains focused on the metrics it believes are key to the long-term health of its business and is targeting:

  Sales growth of 2.5% to 4.5%
  Comps of -2% to 0%
  Ending square footage growth of approximately 6%, reflecting approximately 30 new stores, including up to six relocations and four 365 stores
  Diluted EPS of $1.42 or greater, excluding any potential share repurchases
  EBITDA margin of approximately 8.2%
  Capital expenditures of 4% of sales
  ROIC of 11% or greater

The Company has seen stability in comps over the last two quarters and an improvement in trends quarter to date for both traffic and basket size.  The Company is encouraged that its value and marketing efforts appear to be gaining traction with customers and believes it will see momentum as its sales-building initiatives are rolled out throughout the year.  The competitive landscape is very dynamic, however, and it is uncertain how long the deflationary environment will continue.  The high end of the comp range reflects a -2.5% two-year comp, slightly better than the -2.8% in Q4, while the low end reflects the possibility that two-year trends could get marginally worse before they get better, as the Company has seen quarter to date.

The Company plans to further reduce its cost structure this year but expects these savings to be more than offset by investments to drive traffic and sales, as well as higher occupancy, depreciation and other costs.  Therefore, the Company expects a decline in operating margin of up to 60 basis points for the year, with greater declines in the first half primarily related to higher year-over-year pre-opening in the first quarter and marketing expense in the first and second quarters.  The earnings per share outlook of $1.42 or greater excludes potential buybacks and reflects a 39% tax rate for the fiscal year.

In a separate release today, the Company announced certain structure and leadership changes. In the first quarter of fiscal year 2017, the Company expects to incur a charge of approximately $13 million associated with Mr. Robb’s separation agreement. The estimated $0.03 impact of this charge is not reflected in fiscal year 2017 guidance.

Seasonality
Easter will fall in the third quarter of fiscal year 2017 versus the second quarter of fiscal year 2016, negatively impacting comparable store sales growth in the second quarter and positively impacting comparable store sales growth in the third quarter.  Historically, the impact has been approximately 50 basis points.  The Company notes that average weekly sales and gross profit as a percentage of sales are typically highest in the second and third fiscal quarters, and lowest in the fourth fiscal quarter due to seasonally slower sales during the summer months.  Gross profit as a percentage of sales is also lower in the first fiscal quarter due to the product mix of holiday sales.

About Whole Foods Market
Founded in 1978 in Austin, Texas, Whole Foods Market is the leading natural and organic foods supermarket, the first national “Certified Organic” grocer, and uniquely positioned as America’s Healthiest Grocery Store™.  In fiscal year 2016, the Company had sales of approximately $16 billion and currently has 464 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs approximately 87,000 team members and has been ranked for 19 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.  For more information, please visit www.wholefoodsmarket.com.

Disclaimer on Forward-looking Statements
Certain statements in this press release and from time to time in other filings with the Securities and Exchange Commission, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and include references to assumptions and relate to our future prospects, developments and business strategies.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are based on the Company’s current assumptions and involve risks and uncertainties that may cause our actual results to be materially different from such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows.  These forward-looking statements may include comments relating to, among other things, future earnings per share and the Company’s intention to obtain additional debt in the near term and to make planned share repurchases, some of which are subject to risks and uncertainties relating to general business conditions, conditions in the credit and capital markets, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other factors which are often beyond the control of the Company, as well other risks listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015 and Quarterly Report on Form 10-Q for the third quarter ended July 3, 2016, and other risks and uncertainties not presently known to us or that we currently deem immaterial.  We wish to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made.  We do not undertake any obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is (866) 393-4306, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.investor.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except per share amounts)

	12 weeks ended		52 weeks ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Sales	$3,497	$3,438	$15,724	$15,389
Cost of goods sold and occupancy costs	2,303	2,252	10,313	9,973
Gross profit	1,194	1,186	5,411	5,416
Selling, general and administrative expenses	1,019	1,080	4,477	4,472
Operating income before pre-opening and store closure	175	106	934	944
Pre-opening expenses	15	14	64	67
Relocation, store closure and lease termination costs	5	4	13	16
Operating income	155	88	857	861
Interest expense	(11)	-	(41)	-
Investment and other income	3	4	11	17
Income before income taxes	147	92	827	878
Provision for income taxes	59	36	320	342
Net income	$88	$56	$507	$536

Basic earnings per share	$0.28	$0.16	$1.55	$1.49
Weighted average shares outstanding	318.5	354.6	326.1	358.5

Diluted earnings per share	$0.28	$0.16	$1.55	$1.48
Weighted average shares outstanding, diluted basis	319.0	356.1	326.9	360.8

Dividends declared per common share	$0.135	$0.130	$0.540	$0.520

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	12 weeks ended		52 weeks ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income
(numerator for basic and diluted earnings per share)	$88	$56	$507	$536
Weighted average common shares outstanding
(denominator for basic earnings per share)	318.5	354.6	326.1	358.5
Incremental common shares attributable to dilutive effect
of share-based awards	0.5	1.5	0.8	2.3
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	319.0	356.1	326.9	360.8

Basic earnings per share	$0.28	$0.16	$1.55	$1.49
Diluted earnings per share	$0.28	$0.16	$1.55	$1.48

Whole Foods Market, Inc.
Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	12 weeks ended		52 weeks ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income	$88	$56	$507	$536
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(3)	(6)	(4)	(21)
Other comprehensive loss, net of tax	(3)	(6)	(4)	(21)
Comprehensive income	$85	$50	$503	$515

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
(In millions)

Assets	September 25, 2016	September 27, 2015
Current assets:
Cash and cash equivalents	$351	$237
Short-term investments - available-for-sale securities	379	155
Restricted cash	122	127
Accounts receivable	242	218
Merchandise inventories	517	500
Prepaid expenses and other current assets	167	108
Deferred income taxes	197	199
Total current assets	1,975	1,544
Property and equipment, net of accumulated depreciation and amortization	3,442	3,163
Long-term investments - available-for-sale securities	-	63
Goodwill	710	710
Intangible assets, net of accumulated amortization	74	79
Deferred income taxes	100	144
Other assets	40	38
Total assets	$6,341	$5,741

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$3	$3
Accounts payable	307	295
Accrued payroll, bonus and other benefits due team members	407	436
Dividends payable	43	45
Other current liabilities	581	473
Total current liabilities	1,341	1,252
Long-term debt and capital lease obligations, less current installments	1,048	62
Deferred lease liabilities	640	587
Other long-term liabilities	88	71
Total liabilities	3,117	1,972

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value, 1,200 shares authorized;
377.0 and 377.1 shares issued; 318.3 and 348.9 shares outstanding
at 2016 and 2015, respectively	2,933	2,904
Common stock in treasury, at cost, 58.7 and 28.2 shares at 2016 and 2015, respectively	(2,026)	(1,124)
Accumulated other comprehensive loss	(32)	(28)
Retained earnings	2,349	2,017
Total shareholders’ equity	3,224	3,769
Total liabilities and shareholders’ equity	$6,341	$5,741

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	52 weeks ended
	September 25, 2016	September 27, 2015
Cash flows from operating activities
Net income	$507	$536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	498	439
Impairment of long-lived assets	5	48
Share-based payment expense	49	64
LIFO expense (benefit)	(7)	1
Deferred income tax expense (benefit)	47	(43)
Excess tax benefit related to exercise of team member stock options	(4)	(11)
Accretion of premium/discount on marketable securities	1	17
Deferred lease liabilities	43	32
Other	11	5
Net change in current assets and liabilities:
Accounts receivable	(24)	(21)
Merchandise inventories	(11)	(61)
Prepaid expenses and other current assets	(59)	(9)
Accounts payable	13	20
Accrued payroll, bonus and other benefits due team members	(29)	58
Other current liabilities	62	47
Net change in other long-term liabilities	14	7
Net cash provided by operating activities	1,116	1,129
Cash flows from investing activities
Development costs of new locations	(395)	(516)
Other property and equipment expenditures	(321)	(335)
Purchases of available-for-sale securities	(593)	(494)
Sales and maturities of available-for-sale securities	431	928
Purchase of intangible assets	(2)	(3)
Decrease (increase) in restricted cash	4	(19)
Payment for purchase of acquired entities, net of cash acquired	(11)	(4)
Other investing activities	(8)	(12)
Net cash used in investing activities	(895)	(455)
Cash flows from financing activities
Purchases of treasury stock	(944)	(513)
Common stock dividends paid	(177)	(184)
Issuance of common stock	19	66
Excess tax benefit related to exercise of team member stock options	4	11
Proceeds from long-term borrowings	999	-
Proceeds from revolving line of credit	300	-
Payments on long-term debt and capital lease obligations	(306)	(1)
Other financing activities	(8)	(1)
Net cash used in financing activities	(113)	(622)
Effect of exchange rate changes on cash and cash equivalents	6	(5)
Net change in cash and cash equivalents	114	47
Cash and cash equivalents at beginning of period	237	190
Cash and cash equivalents at end of period	$351	$237

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$377	$383
Interest paid	$27	$-

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. Further, Adjusted EBITDA is used in connection with covenant compliance associated with the Company’s Senior Notes and Credit Agreement.

The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The following is a tabular reconciliation of the non-GAAP financial measure Adjusted EBITDA to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	12 weeks ended		52 weeks ended
EBITDA and Adjusted EBITDA	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net income	$88	$56	$507	$536
Provision for income taxes	59	36	320	342
Interest expense	11	-	41	-
Investment and other income	(3)	(4)	(11)	(17)
Operating income	155	88	857	861
Depreciation and amortization	121	108	498	439
EBITDA	276	196	1,355	1,300
Share-based payment expense	10	13	49	64
Deferred rent	12	7	48	34
Adjusted EBITDA	$298	$216	$1,452	$1,398

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	12 weeks ended		52 weeks ended
Free Cash Flow	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Net cash provided by operating activities	$352	$132	$1,116	$1,129
Development costs of new locations	(100)	(105)	(395)	(516)
Other property and equipment expenditures	(95)	(67)	(321)	(335)
Free Cash Flow	$157	$(40)	$400	$278

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Return on Invested Capital (“ROIC”) and Adjusted ROIC as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines ROIC as ROIC earnings divided by average invested capital. ROIC earnings and adjustments to ROIC earnings are defined in the following tabular reconciliation. Invested capital reflects a trailing four-quarter average.

	52 weeks ended
ROIC	September 25, 2016	September 27, 2015
Net income	$507	$536
Interest expense, net of tax	25	-
ROIC earnings	532	536
Total rent expense, net of tax[1]	285	261
Estimated depreciation on capitalized operating leases, net of tax[2]	(190)	(174)
ROIC earnings, including the effect of capitalized operating leases	$627	$623

Average working capital, excluding current portion of long-term debt	$615	$472
Average property and equipment, net	3,296	3,066
Average other assets	987	1,084
Average other liabilities	(698)	(637)
Average invested capital	4,200	3,985
Average estimated asset base of capitalized operating leases[3]	3,718	3,417
Average invested capital, including the effect of capitalized operating leases	$7,918	$7,402

ROIC	12.7%	13.4%
ROIC, including the effect of capitalized of operating leases	7.9%	8.4%

Adjusted ROIC
Net income	$507	$536
Interest expense, net of tax	25	-
Adjustments, net of tax[4]	-	49
Adjusted ROIC earnings	532	585
Total rent expense, net of tax[1]	285	261
Estimated depreciation on capitalized operating leases, net of tax[2]	(190)	(174)
Adjusted ROIC earnings, including the effect of capitalized operating leases	$627	$672

Average working capital, excluding current portion of long-term debt	$615	$472
Average property and equipment, net	3,296	3,066
Average other assets	987	1,084
Average other liabilities	(698)	(637)
Average invested capital	4,200	3,985
Average estimated asset base of capitalized operating leases[3]	3,718	3,417
Average invested capital, including the effect of capitalized operating leases	$7,918	$7,402

Adjusted ROIC	12.7%	14.7%
Adjusted ROIC, including the effect of capitalized operating leases	7.9%	9.1%

[1] Total rent includes minimum base rent of all tendered leases
[2] Estimated depreciation equals two-thirds of total rent expense
[3] Estimated asset base equals eight times total rent expense
[4]Adjustments include non-cash asset impairment charges and Q4 2015 restructuring charge

Investor Relations Contact:
Cindy McCann
VP of Investor Relations
512.542.0204

Media Contact:
Brooke Buchanan
Brooke.Buchanan@wholefoods.com
512.542.0751